UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GRAFTECH INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

NATHAN MILIKOWSKY
DANIEL MILIKOWSKY
NM GTI INVESTMENTS LLC
DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC
THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.
THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION
KAREN FINERMAN

DAVID R. JARDINI

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATHAN MILIKOWSKY
DANIEL MILIKOWSKY
NM GTI INVESTMENTS LLC
DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC
THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.
THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION
KAREN FINERMAN
DAVID R. JARDINI

“SAVE GRAFTECH” ASKS SHAREHOLDERS TO CONSIDER IMPORTANT FACTS
ABOUT INCUMBENT BOARD OF DIRECTORS

Save GrafTech Urges Shareholders to Vote Its BLUE Proxy Card Today

NEW YORK, April 28, 2014 – Save GrafTech, an investor group led by Nathan Milikowsky, a holder of over 15 million shares of GrafTech International Ltd. (NYSE: GTI), or over 11.2% of the Company’s common stock, is sending a letter to GrafTech’s shareholders outlining seven important facts about GrafTech and its incumbent Board, which has overseen severe and prolonged shareholder value destruction.

Save GrafTech believes that change at the Board level is necessary to rectify the strategic, operational and cultural issues facing GrafTech and urges shareholders to vote their BLUE proxy card FOR all of Save GrafTech’s director nominees today. Save GrafTech’s proxy statement and detailed presentation are available at www.sec.gov and www.SaveGrafTech.com.

Included below is the full text of the letter to GrafTech’s shareholders:

April 28, 2014

Dear Fellow GrafTech Shareholder:

We write to you again on behalf of the “Save GrafTech” investor group less than three weeks before GrafTech’s Annual Meeting on May 15. As you decide which director nominees deserve your support, we ask you to consider seven important facts about GrafTech that are outlined in the attached.

GrafTech’s incumbent directors have overseen severe and prolonged shareholder value destruction, and we firmly believe that change at the Board level is necessary to rectify the strategic, operational and cultural issues facing GrafTech -- and to get the Company back on a path of creating value for you.

Save GrafTech is asking you to support our three highly qualified independent candidates for election to GrafTech’s Board. David Jardini, Karen Finerman and Nathan Milikowsky collectively have the industry experience and financial acumen to drive productive discussions about issues impacting the business and generate ideas that will create lasting value for shareholders. If elected, we would immediately work hand-in-hand with GrafTech’s other directors to revitalize a company that is capable of competing effectively and generating strong cash flows across the business cycle.

Our proxy statement and presentation are available at www.sec.gov and www.SaveGrafTech.com. We urge you to vote your BLUE proxy card FOR all three of Save GrafTech’s director nominees today.

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the BLUE proxy card, or need additional assistance, please contact the firm assisting us in the proxy solicitation:

D.F. King & Co., Inc.
Shareholders Call Toll-Free: (800) 628-8532

Banks and Brokers Call Collect: (212) 269-5550
Email: savegraftech@dfking.com

IMPORTANT
We urge you NOT to sign any WHITE proxy card sent to you by GRAFTECH